                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-70500
PROSPECTUS SUPPLEMENT NO. 5
(TO PROSPECTUS DATED OCTOBER 9, 2001)

                                  $180,000,000
                                   RESMED INC.

                   4% CONVERTIBLE SUBORDINATED NOTES DUE 2006
          SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

                  This prospectus supplement relates to the resale by holders of our 4% Convertible Subordinated Notes Due 2006 and shares of our common stock issuable upon the conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus dated October 9, 2001, prospectus supplement No. 1, dated October 17, 2001, prospectus supplement No. 2, dated October 25, 2001, prospectus supplement No. 3, dated November 5, 2001, and prospectus supplement No. 4, dated November 14, 2001, each of which are to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement have the meanings given them in the prospectus.

                  The information appearing in the table below, as of the date hereof, supplements the information in the table appearing under the heading "Selling Securityholders" in the prospectus, and, where the name of a selling securityholder identified in the table below also appears in the table in the prospectus or in the table in a prospectus supplement dated prior to the date hereof, the information set forth in the table below regarding that selling securityholder supersedes the information in the prospectus or in that prospectus supplement:

                                          Principal Amount of
                                           Notes Beneficially      Percentage of    Common Stock Owned
                                           Owned and Offered           Notes           Prior to the         Common Stock
                 Name                          Hereby(1)            Outstanding          Offering          Offered Hereby
---------------------------------------- ----------------------  -----------------  --------------------  -----------------
Landesbank Schleswig-Holstein B.A.       $     4,000,000                2.22%               66,006              66,006
Onex Industrial Partners Limited                 750,000                 *                  12,376              12,376
Pebble Capital Inc.                              300,000                 *                   4,950               4,950
Silvercreek II Limited                         3,200,000               1.78%                52,805              52,805
Silvercreek Limited Partnership                1,250,000                 *                  20,627              20,627

--------------------------------
     *   Represents less than 1%.

     (1) We believe that any registered sales under the prospectus and its accompanying supplements that exceed the total principal amount of notes originally issued by us is the result of sales by selling securityholders that acquired previously registered notes and subsequently requested that those notes be registered.

                  The number of shares of common stock owned prior to the offering includes shares of common stock into which the notes are convertible. The number of shares of common stock offered hereby is based on a conversion price of $60.60 per share of common stock and a cash payment in lieu of any fractional share. Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required. The number of shares of common stock owned by the other selling securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible at a conversion price of $60.60 per share.

                  Except as set forth in this paragraph, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. Based exclusively on a
Schedule 13G filed with the Securities and Exchange Commission, affiliates of Deutsche Banc Alex Brown Inc. own common stock and Chess Units of Foreign Securities ("CUFS") that are convertible into common stock which, assuming conversion of the CUFS, represent in the aggregate approximately 12.1% of our outstanding common stock as of September 30, 2001. Additionally, affiliates of Deutsche Banc Alex Brown Inc. provided us with a bridge loan facility used in connection with our purchase of MAP Medizin-Technologie GmbH in February, 2001. A portion of the proceeds we received upon the sale of the notes was used to repay this bridge loan.

                  INVESTING IN THE NOTES OR THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE INVOLVES A HIGH DEGREE OF RISK. PLEASE CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS.

                  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this prospectus supplement is November 21, 2001.

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